Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 12, 2023 (September 29, 2025 as to Notes 10, 16 and 21) relating to the financial statements of Lesaka Technologies, Inc., appearing in the Annual Report on Form 10-K of Lesaka Technologies, Inc. for the year ended June 30, 2025.

/s/ Deloitte & Touche
Johannesburg, South Africa

May 6, 2026